EXHIBIT 99.1
CytRx Announces Reverse Stock Split

Stock will begin trading on a split-adjusted basis on May 16, 2012

LOS ANGELES (MAY 15, 2012) – CytRx Corporation (NASDAQ: CYTR), a biopharmaceutical company specializing in oncology, today announced a reverse split of its common stock at a ratio of 1-for-7. CytRx’s common stock will begin trading on NASDAQ on a split-adjusted basis when the market opens on May 16, 2012. The Company’s Board of Directors unanimously approved the reverse split following stockholder approval, which was announced at the Company’s 2012 Annual Meeting of Stockholders held May 14, 2012.

The reverse split will reduce the number of outstanding shares of the Company’s common stock from approximately 149.1 million shares to approximately 21.3 million shares. Fractional shares as a result of the reverse stock split will be rounded up to the next whole number. Proportional adjustments will be made to CytRx’s outstanding warrants and stock options. The Company's authorized shares will remain unchanged.

The purpose of the reverse stock split is to raise the per share trading price of the Company’s common stock to regain compliance with the minimum $1.00 continued listing requirement for the listing of its common stock on The NASDAQ Capital Market. As previously announced, in order to maintain the Company’s listing on NASDAQ, on or before May 30, 2012, the Company’s common stock must have a closing bid price of $1.00 or more for a minimum of 10 prior consecutive trading days. There can be no assurance that the reverse stock split will have the desired effect of raising the closing bid price of the Company’s common stock prior to May 30, 2012, to meet this requirement.

Information for Stockholders

Upon execution of the reverse split, CytRx shareholders will receive one new share of CytRx common stock for every seven shares held. Record holders of CytRx common stock will receive a letter of transmittal shortly after May 16, 2012, the effective date, with instructions for the exchange of stock certificates. Stockholders with shares in brokerage accounts will be contacted by their brokers with instructions. American Stock Transfer and Trust Company, LLC will act as the exchange agent, and can be contacted at (877) 248-6417 or (718) 921-8317.

About CytRx Corporation

CytRx Corporation is a biopharmaceutical research and development company specializing in oncology. The CytRx oncology pipeline includes three programs in clinical development for cancer indications: INNO-206, tamibarotene and bafetinib. With its tumor-targeted doxorubicin conjugate INNO-206, CytRx has initiated an international Phase 2b clinical trial as a treatment for soft tissue sarcomas, has completed its ongoing Phase 1b/2 clinical trial primarily in the same indication, and recently initiated a Phase 2 trial for patients with advanced pancreatic ductual adenocarcinomas. CytRx's pipeline also includes tamibarotene, which it is testing in a double-blind, placebo-controlled, international Phase 2b clinical trial in patients with non-small-cell lung cancer, and which is in a clinical trial as a treatment for acute promyelocytic leukemia (APL). The Company completed its evaluation of bafetinib in the ENABLE Phase 2 clinical trial in high-risk B-cell chronic lymphocytic leukemia (B-CLL), and plans to seek a partner for further development of bafetinib. For more information about the Company, visit www.cytrx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks and uncertainties related to the market price of the Company’s securities and its continued listing on the NASDAQ Capital Market, risks relating to the outcome, timing and results of CytRx's clinical trials, including the Phase 1b/2 clinical trial with INNO-206 in patients with advanced solid tumors, the international Phase 2b clinical trial with INNO-206 in patients with soft tissue sarcomas, the Phase 2 clinical trial with INNO-206 in patients with pancreatic cancer and the international Phase 2b clinical trial with tamibarotene in patients with non-small-cell lung cancer, risks related to the ability to obtain regulatory approval for any future clinical testing of INNO-206, tamibarotene or bafetinib, uncertainties regarding whether, based on the INNO-206 Phase 1b/2 data and consultations with the FDA, CytRx will be permitted to conduct a Phase 3 clinical trial with INNO-206 as a second-line treatment for STS, the scope of clinical testing that may be required by regulatory authorities and the timing and outcome of further clinical trials, the risk that any future human testing of INNO-206, tamibarotene or bafetinib might not produce results similar to those seen in past human or animal testing, risks related to the Company’s ability to maintain its listing on the NASDAQ Capital Market, risks related to CytRx's ability to manufacture its drug candidates in a timely fashion, cost-effectively or in commercial quantities in compliance with stringent regulatory requirements, risks related to CytRx's need for additional capital or strategic partnerships to fund its ongoing working capital needs and development efforts, including any future clinical development of INNO-206, tamibarotene or bafetinib, and the risks and uncertainties described in the most recent annual and quarterly reports filed by CytRx with the Securities and Exchange Commission and current reports filed since the date of CytRx's most recent annual report. All forward-looking statements are based upon information available to CytRx on the date the statements are first published. CytRx undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
Investor Relations
Legend Securities, Inc.
Thomas Wagner
800-385-5790 x152
718-233-2600 x152
twagner@legendsecuritiesinc.com

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